Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact:	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Full Year Earnings Up 37% Over 2002

Year Culminates with Completion of $32.1 Million Public Offering of Common Stock

COSTA MESA, Calif., February 25, 2004 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported that its net income increased $566,000, or 37% to $2.1 million, or $0.30 per diluted share, in the year ended December 31, 2003, up from $1.5 million or $0.23 per diluted share in the year ended December 31, 2002. This increase was due to increases in fiscal 2003 of $2.5 million in net interest income and $1.6 million in noninterest income, which more than offset a $2.6 million increase in noninterest expense and a $760,000 increase in the provision for loan losses. Net core loan growth of $129 million, or 58% to $351 million, was a major contributor to growth of our earning assets, as total assets increased by 26% to $724 million at December 31, 2003 from $574 million at December 31, 2002.

Net income for the three months ended December 31, 2003 was $287,000, or $.03 per diluted share, as compared to $1.0 million or $0.16 per diluted share in the same quarter last year. This $716,000 decrease was due to a number of factors, the most significant of which was a $1.5 million decline in mortgage related noninterest income, which more than offset an increase in net interest income of $587,000, or 16% that was primarily attributable to core loan growth. The reduction in mortgage related noninterest income was a result of a decline in mortgage refinancing volume in response to an increase in, and uncertainties regarding, the future direction of mortgage interest rates during fourth quarter 2003.

Completion of Common Stock Offering

During December 2003, we completed a public offering for 3,680,000 shares of our common stock at a public offering price of $9.25 per share. Net proceeds from the public offering totaled approximately $31.2 million. This additional capital allows us to continue the implementation of our strategic plan, which is to grow our banking franchise, by establishing three more financial centers, in Southern California. In addition, the growth in our capital enables us to offer larger loans to our customers, thereby enhancing our ability to attract new and larger customers and grow our core loan business.

“We believe that the economy will see improvement in 2004 that should lead to increased loan demand. The additional capital that we raised will enable the Bank to take advantage of improving economic conditions by providing us with the financial resources to further penetrate our target markets and service the franchise with a higher degree of efficiency. We still believe our Internet Bank provides the efficiency and that our employees provide the experience and customer service that our customers and clients require and deserve,” commented Raymond E. Dellerba, President and CEO.

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PMBC

February 25, 2004

Results of Operations

Fiscal Year Ended December 31, 2003 versus 2002

Net interest income after the provision for loan losses increased $1.7 million or 15% to $13.0 million in the year ended December 31, 2003, from $11.3 million in the year ended December 31, 2002, as a result of a 68% increase in our average earning assets to $601 million from $357 million in the prior fiscal year, which generated a $7.2 million or 39%, increase in interest income in fiscal 2003. Net interest margin was 2.42% in the year ended December 31, 2003, compared to 3.38% in the year ended December 31, 2002, which was a reflection of the lower interest rate environment during 2003. We increased the provision for loan losses by $760,000 in fiscal 2003 over fiscal 2002, in response to the growth in core loan production and to an increase in nonperforming loans attributable to one customer relationship.

Noninterest income grew by $1.6 million or 26% to $7.7 million in fiscal 2003, compared to $6.1 million in fiscal 2002. That increase was due to a $680,000 increase in mortgage banking income to $5.4 million in fiscal 2003 from $4.7 million in fiscal 2002; a $430,000 or 217% increase in service charges and fees collected on deposit accounts, which was primarily attributable to a 17% increase in average deposits outstanding in fiscal 2003 as compared to 2002; and a $440,000 or 147% increase in gains on sale of securities (consisting primarily of mortgage backed securities) held for sale.

Operating expenses grew $2.6 million in 2003 to $17.4 million from $14.8 million in 2002. A major component of the growth in noninterest expense during 2003 was the increase in salaries and benefits due primarily to financial center, mortgage lending, and commercial lending activities, including the conversion of our La Habra loan production office to a full service financial center in September 2003. Our efficiency ratio (operating expenses as a percentage of total revenues) improved to 79% in 2003 from 82% in 2002.

Fourth Quarter 2003 versus Fourth Quarter 2002

In the fourth quarter of 2003, net interest income after provision for loan losses increased $487,000 or 14% to $4.0 million, from $3.5 million in the fourth quarter a year ago, primarily as a result of loan growth and an increase in mortgage backed securities held for sale. Net interest margin was 2.67% in the quarter ended December 31, 2003, which was an improvement as compared to the prior three quarters of 2003. In the fourth quarter of 2002, net interest margin was 3.03%.

Noninterest income declined by $1.8 million to $824,000, due to a decline in mortgage refinancings in the quarter ended December 31, 2003, as compared to $2.6 million for the same period in 2002. We believe that this decline was due to increase in, and uncertainties about, the future direction of mortgage interest rates during the quarter ended December 31, 2003, and a decline in the number of homeowners still seeking to refinance existing mortgage loans.

Operating expenses increased by $18,000 or 0.4% to $4.4 million in the fourth quarter of 2003 as compared the same period in 2002. However, due to the aforementioned decline in noninterest income, our efficiency ratio (operating expenses as a percentage of total revenues) was 85% in the fourth quarter of 2003, as compared to 69% for the like period of 2002.

Balance Sheet Growth and Asset Quality

Net loans, including loans held for sale, at December 31, 2003, increased $91 million or 33% to $370 million, from $279 million at December 31, 2002. Investments (mainly mortgage backed securities) and funds held in interest bearing deposits grew to $282 million at December 31, 2003, from $255 million at December 31, 2002. These increases contributed to a 26% increase in total assets to $724 million at December 31, 2003, from $574 million one year earlier. Deposits also increased significantly, growing by

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PMBC

February 25, 2004

$72 million or 17% to $495 million at December 31, 2003, from $423 million at December 31, 2002, inclusive of a $44 million or 39% increase in noninterest bearing deposits to $157 million, or 32% of total deposits, at December 31, 2003. By comparison, noninterest bearing deposits totaled $113 million at December 31, 2002.

At December 31, 2003, we had $2.5 million in loans that were classified as nonperforming and impaired due to a single customer relationship, and we had no restructured loans.

“We continued to focus on relationship banking, which was reflected in the 58% increase in core loans and the 39% increase in noninterest bearing deposits during the year ended December 31, 2003, in each case over the prior year. The increase in number of relationship managers and the opening of the La Habra financial center demonstrate the commitment we have to building relationship banking,” said Nancy Gray, CFO.

Commercial Banking

Pacific Mercantile Bank now has over $720 million in assets and is positioned to further broaden its $351 million net core loan portfolio (exclusive of loans held for sale), by expansion into new market segments. Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can readily be satisfied by our strong capital position.

Internet Banking

We continue to grow our PMB Internet Bank, which is primarily tailored to the serve the needs of the business sector. Of particular advantage to our clients is our Internet Cash Management suite of online services, specifically designed for our commercial clients to meet their financial management requirements, both cost effectively and efficiently. The tools in this suite range from bill payment to the electronic payment of taxes. The real power of the Cash Management suite lies in our ability to offer multiple payment methods to our commercial clients. In response to our clients’ expanding use of our Internet’s commercial capabilities, we are adding new business interfaces and updating the overall design, efficiency and ease of use of the website.

Mortgage Banking

The mortgage lending business remained a strong contributor in 2003, generating revenues of $5.4 million, which represented an increase of 14% over the corresponding year ended 2002.

“However, mortgage lending business has been constrained in the 4th quarter of 2003 due to the slow down in the refinance environment, which saw interest rates move upward. Additionally, there was greater uncertainty about the trend of mortgage interest rates in the future, which we believe caused some potential borrowers to defer refinancing decisions. As a result, we saw a change in the mix of mortgage loans to a greater proportion of purchase money mortgages associated with home purchases. The mortgage group continues to offer low rates and develop loan programs and business development opportunities to further assist those borrowers interested in qualifying for home purchases and refinances. These opportunities and benefits empower the borrowers as well as the mortgage brokerage community,” commented Gary Braunstein, EVP/Mortgage Division.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp, which was founded in June 2002 and moved into its newly constructed Newport Beach facility in December 2002.

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PMBC

February 25, 2004

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its unique “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. Additionally, the Bank provides electronic clearing and processing for credit cards, checking accounts, collections and other information processing services to its clients.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, one Los Angeles County financial center in Beverly Hills, and one San Diego County financial center in La Jolla. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com, and has attracted customers throughout California and other areas of the country.

PMB Securities Corp, an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. and SIPC insured, is engaged in the retail securities brokerage business. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “PMB Securities Corp continues to innovate and refine its client orientation, offering a full array of products and convenient services to include online trading, equity and income securities opportunities, as well as a broad range of fee based asset management programs,” said Jim Miller, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local or national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand or mortgage originations to decline and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; the possible adverse effect on operating results if loan delinquencies were to increase; the Bank’s dependence on certain key officers for its future success; and increased charges for possible credit card refund claims resulting from the bankruptcy of a former merchant processing customer of the Bank. These, as well as other risk factors and uncertainties, are discussed in greater detail in the Pacific Mercantile Bancorp’s reports filed with the Securities and Exchange Commission, including its Prospectus dated December 8, 2003 and its Annual Report on Form 10-K for its fiscal year ended December 31, 2002.

Readers are urged to read those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC

February 25, 2004

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Year Ended December 31,		Percent Change	Three Months Ended December 31,		Percent Change
	2003	2002		2003	2002
Total interest income	$25,554	$18,351	39.3%	$7,151	$6,294	13.6%
Total interest expense	11,014	6,307	74.6%	2,771	2,501	10.8%

Net interest income	14,540	12,044	20.7%	4,380	3,793	15.5%
Provision for loan losses	1,515	755	100.7%	400	300	33.3%

Net interest income after provision For loan losses	13,025	11,289	15.4%	3,980	3,493	13.9%
Noninterest income
Service charges & fees	628	198	217.2%	161	67	140.3%
Net gains (losses) on sales of securities	739	299	147.2%	(17)	225	(107.6)%
Mortgage banking income	5,421	4,741	14.3%	527	1,981	(73.4)%
Other noninterest income	868	858	1.2%	153	345	(55.7)%

Total noninterest income	7,656	6,096	25.6%	824	2,618	(68.5)%
Noninterest expense
Salaries & employee benefits	9,899	7,771	27.4%	2,563	2,395	7.0%
Occupancy	1,780	1,636	8.8%	447	426	4.9%
Other noninterest expense	5,760	5,418	6.3%	1,421	1,592	(10.7)%

Total noninterest expense	17,439	14,825	17.6%	4,431	4,413	0.4%

Income before income taxes	3,242	2,560	26.6%	373	1,698	(78.0)%
Income tax expense	1,160	1,044	11.1%	86	695	(87.6)%

Net Income	$2,082	$1,516	37.3%	$287	$1,003	(71.4)%

Net income per share:
Basic	$0.31	$0.24		$0.03	$0.16
Diluted	$0.30	$0.23		$0.03	$0.16

Weighted average shares outstanding (in thousands)
Basic	6,579	6,378		7,107	6,400
Diluted	6,866	6,537		7,458	6,532

Ratios(1)
ROA	0.33%	0.40%		0.16%	0.76%
ROE	5.33%	4.00%		2.94%	10.41%
Efficiency ratio	78.6%	81.7%		85.1%	68.8%
Net interest margin (1)	2.42%	3.38%		2.67%	3.03%

(1)	Ratios and net interest margin for the three month periods ended December 31, 2003 and 2002 have been annualized.

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PMBC

February 25, 2004

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,
	2003	2002	Percentage Increase (Decrease)
ASSETS
Cash and due from banks	$23,785	$26,195	(9.2)%
Federal funds sold	36,000	5,000	620.0%
Investments and interest bearing deposits (includes stock)	282,146	254,953	10.7%
Loans (net of allowance of $3,943 and $2,435, respectively)	351,071	221,999	58.1%
Loans held for sale	19,168	57,294	(66.5)%
Other assets	11,792	8,494	38.8%

Total Assets	$723,962	$573,935	26.1%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$156,890	$112,732	39.2%
Interest bearing deposits	338,444	309,910	9.2%

Total deposits	495,334	422,642	17.2%
Other borrowings	138,372	92,102	50.2%
Other liabilities	3,086	3,222	(4.2)%
Trust preferred securities	17,000	17,000	NM

Total liabilities	653,792	534,966	22.2%
Shareholders’ equity	70,170	38,969	80.1%

Total Liabilities and Shareholders’ Equity	$723,962	$573,935	26.1%

Tangible book value per share	$7.10	$5.99

Shares outstanding	10,081,248	6,399,888
Year to Date Average Balances
Average gross loans (*)	$264,390	$172,965
Average loans held for sale	$47,574	$42,736
Average earning assets	$600,563	$356,567
Average assets	$633,100	$381,279
Average equity	$39,083	$37,892
Average interest bearing deposits	$344,486	$197,042
(*) Excludes loans held for sale and allowance for loan loss (ALL).

End of Period Balances (dollars in thousands, except shares outstanding)
Gross loans excluding loans held for sale and ALL	$355,014	$224,434
Loans held for sale	$19,168	$57,294
Allowance for loan losses	$3,943	$2,435
Certificates of deposit	$202,903	$205,048
Interest checking	$17,852	$13,499
Non-interest bearing deposits	$156,890	$112,732
Savings/money market	$117,689	$91,363
Total deposits	$495,334	$422,642
Shareholders’ equity	$70,170	$38,969
Shares outstanding	10,081,248	6,399,888
Credit Quality Data (dollars in thousands)
Total non-performing assets (2)	$2,485	$3
Net charge-offs year-to-date	$7	$16
Allowance for loan losses	$3,943	$2,435
Allowance for loan losses /gross loans (excl. loans held for sale)	1.11%	1.09%
Allowance for loan losses /total assets	0.54%	0.42%

(2)	The non-performing assets at December 31, 2003 consist of loans to a single customer, which were placed on non-accrual status because they had become delinquent for a total of 90 days. There were no loans 90 days past due at December 31, 2002.

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